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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:                             CONTACT: David S. Hickman
October 18, 2004                                            United Bancorp, Inc.
                                                            517-423-1700


                              UNITED BANCORP, INC.

         TECUMSEH, Mich. -- United Bancorp, Inc. reports a record quarter. Net income for the third quarter 2004 reached $2,102,524, which is 20.1% ahead of this year's second quarter. For the first nine months of 2004, net income was $5,569,616, which is .3% higher than the same period in the previous year. United indicated that they feel fortunate to have been able to report an improvement in net income, given the economic circumstances under which they have operated so far this year. Even though the Federal Reserve has increased short-term rates by 75 basis points since June 30, longer term rates have not increased accordingly, which has held down the yields on both its loan portfolio and its investment portfolio. In spite of that, United has managed to increase its net interest income by $517,367 during the first nine months.

         Additionally, United has done an excellent job of offsetting the very significant declines in loan sales and servicing (due to residential mortgage activity slowing down) with other sources of noninterest income. Income from loan sales and servicing declined by $1,679,083 during the first nine months, and they were able to offset that by significant increases in Trust & Investment fee income, service charges on deposit accounts, income from the sale of non-deposit products, and other income. This, coupled with the fact that noninterest expenses are below the same period a year ago, has provided a slight increase in net income.

         United's steady growth of assets under management continues, as assets have increased by $79.3 million during the first nine months of the year. The loan portfolio increased by $36.7 million, while deposits increased by $29.1 million, and Trust & Investment assets under management rose by $39.6 million. Personal lending activity has slowed, but the business lending portfolio will have brisk activity in the fourth quarter of the year.

         United Bancorp, Inc. is a financial holding company that is the parent company for United Bank & Trust and United Bank & Trust -- Washtenaw. The subsidiary banks operate 17 banking offices in Lenawee, Washtenaw and Monroe Counties.




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